Exhibit 99.1

Mirum Pharmaceuticals Reports First Quarter 2022 Financial Results and Provides Business Update

- Total revenue for the first quarter of 2022 was $12.9 million including net product revenue for LIVMARLI® (maralixibat) oral solution of $10.9 million.

- Conference call to provide business updates today, May 5 at 5:30 a.m. PT/8:30 a.m. ET

FOSTER CITY, Calif.--(BUSINESS WIRE)--May 5, 2022--Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM) today reported financial results for the first quarter ended March 31, 2022 and provided a business update.

“The first quarter was tremendously successful for Mirum. Rapid growth in LIVMARLI revenue means that children suffering from pruritus associated with Alagille syndrome finally have a treatment option and are getting the care they need,” said Chris Peetz, president and chief executive officer. “I am thrilled with what the Mirum team has accomplished and look forward to helping many more patients as we pursue potential regulatory approvals in international markets. We see continued progress ahead for Mirum as we advance our LIVMARLI and volixibat development programs.”

Recent Publications

  Hepatology Communications recently published data from the maralixibat Phase 2 INDIGO study evaluating patients with PFIC.
  The European Medical Journal published an article summarizing predictors of six-year event-free survival in patients with Alagille syndrome treated with maralixibat.

Upcoming Anticipated Milestones

  LIVMARLI (maralixibat)
    Topline data evaluating more than 90 patients in the MARCH-PFIC Phase 3 clinical trial expected in the fourth quarter of 2022.
    LIVMARLI approval by the European Medicines Agency for cholestatic liver disease in patients with Alagille syndrome, expected in the fourth quarter of 2022.
    EMBARK Phase 2b clinical trial for biliary atresia currently enrolling; topline data anticipated in 2023.
  Volixibat
    Interim analysis expected for VISTAS Phase 2b clinical trial for primary sclerosing cholangitis in the fourth quarter of 2022.
    Interim analysis expected for OHANA Phase 2b clinical trial for intrahepatic cholestasis of pregnancy in the fourth quarter of 2022.
    Enrollment ongoing for VANTAGE Phase 2b clinical trial for primary biliary cholangitis; interim analysis expected in 2023.

Financial Results

  Net product revenue of LIVMARLI for the quarter ended March 31, 2022 was $10.9 million, compared to none for the first quarter of 2021.
  License revenue for the quarter ended March 31, 2022 was $2.0 million, compared to none for the first quarter of 2021.
  Total operating expenses for the quarter ended March 31, 2022 were $45.6 million, compared to $47.6 million for the first quarter of 2021.
    Research and development expenses for the first quarter ended March 31, 2022 were $24.1 million, compared to $38.1 million for the comparable prior-year period. The decrease was primarily due to a decrease of $17.0 million related to development milestones paid in the first quarter of 2021 off-set by increases in volixibat program expenses and increased personnel costs.
    Selling, general and administrative (SG&A) expenses for the first quarter of 2022 were $19.1 million, compared to $9.5 million for the comparable prior-year period. SG&A investment increased in the first quarter of 2022 versus the first quarter of 2021, primarily due to personnel and consulting expenses as the company increased in size to support commercial LIVMARLI launch activities as well as an increase in administrative costs.
  For the quarter ended March 31, 2022, Mirum reported a net loss of $36.6 million, or $1.17 net loss per share, compared with a net loss of $50.5 million, or $1.68 net loss per share for the same period in 2021.
  As of March 31, 2022, Mirum had cash, cash equivalents, restricted cash equivalents, and investments of $239.9 million.

Business Update Conference Call

Mirum will host a conference call today, May 5, 2022 at 5:30 a.m. PT/8:30 a.m. ET, to provide business updates. Join the call using the following details:

Conference Call Details:
U.S. toll-free: 1-844-200-6205
International: 1-646-904-5544
Passcode: 717854

You may also access the call via webcast by visiting the Events & Presentations section on Mirum’s website. A replay of this webcast will be available for 30 days.

About LIVMARLI® (maralixibat) oral solution

LIVMARLI® (maralixibat) oral solution is an orally administered, once-daily, ileal bile acid transporter (IBAT) inhibitor approved by the U.S. Food and Drug Administration for the treatment of cholestatic pruritus in patients with Alagille syndrome (ALGS) one year of age and older and is the only FDA-approved medication to treat cholestatic pruritus associated with Alagille syndrome. For more information, please visit LIVMARLI.com.

LIVMARLI is currently being evaluated in late-stage clinical studies in other rare cholestatic liver diseases including progressive familial intrahepatic cholestasis (PFIC) and biliary atresia. LIVMARLI has received Breakthrough Therapy designation for ALGS and PFIC type 2 and orphan designation for ALGS, PFIC and biliary atresia. To learn more about ongoing clinical trials with LIVMARLI, please visit Mirum’s clinical trials section on the company’s website.

IMPORTANT SAFETY INFORMATION

LIVMARLI can cause serious side effects, including:

Changes in liver tests. Changes in certain liver tests are common in patients with Alagille syndrome and can worsen during treatment with LIVMARLI. These changes may be a sign of liver injury and can be serious. Your healthcare provider should do blood tests before starting and during treatment to check your liver function. Tell your healthcare provider right away if you get any signs or symptoms of liver problems, including nausea or vomiting, skin or the white part of the eye turns yellow, dark or brown urine, pain on the right side of the stomach (abdomen) or loss of appetite.

Stomach and intestinal (gastrointestinal) problems. LIVMARLI can cause stomach and intestinal problems, including diarrhea, stomach pain, and vomiting during treatment. Tell your healthcare provider right away if you have any of these symptoms more often or more severely than normal for you.

A condition called Fat Soluble Vitamin (FSV) Deficiency caused by low levels of certain vitamins (vitamin A, D, E, and K) stored in body fat. FSV deficiency is common in patients with Alagille syndrome but may worsen during treatment. Your healthcare provider should do blood tests before starting and during treatment.

Other common side effects reported during treatment were bone fractures and gastrointestinal bleeding.

Prescribing information

About Volixibat

Volixibat is an oral, minimally absorbed agent designed to selectively inhibit the ileal bile acid transporter (IBAT). Volixibat may offer a novel approach in the treatment of adult cholestatic diseases by blocking the recycling of bile acids, through inhibition of IBAT, thereby reducing bile acids systemically and in the liver. Phase 1 and Phase 2 studies of volixibat demonstrated on-target fecal bile acid excretion, a pharmacodynamic marker of IBAT inhibition, in addition to decreases in LDL cholesterol and increases in 7αC4 which are markers of bile acid synthesis. Volixibat has been evaluated in more than 400 individuals across multiple clinical trials. The most common adverse events reported were mild to moderate gastrointestinal events observed in the volixibat groups.

Volixibat is currently being evaluated in Phase 2b studies for primary sclerosing cholangitis (VISTAS Phase 2b clinical trial), intrahepatic cholestasis of pregnancy (OHANA Phase 2b clinical trial), and primary biliary cholangitis (VANTAGE Phase 2b clinical trial).

About Mirum Pharmaceuticals

Mirum Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to transforming the treatment of rare liver diseases. Mirum’s approved medication is LIVMARLI® (maralixibat) oral solution which is approved in the U.S. for the treatment of cholestatic pruritus in patients with Alagille syndrome one year of age and older.

Mirum’s late-stage pipeline includes two investigational treatments for debilitating liver diseases affecting children and adults. LIVMARLI, an oral ileal bile acid transporter (IBAT) inhibitor, is currently being evaluated in clinical trials for pediatric liver diseases and includes the MARCH Phase 3 clinical trial for progressive familial intrahepatic cholestasis (PFIC) and the EMBARK Phase 2b clinical trial for patients with biliary atresia. In addition, Mirum has an expanded access program open across multiple countries for eligible patients with ALGS and PFIC.

Mirum has submitted a Marketing Authorization Application to the European Medicines Agency for LIVMARLI for the treatment of cholestatic liver disease in patients with Alagille syndrome.

Mirum’s second investigational treatment, volixibat, an oral IBAT inhibitor, is being evaluated in three potentially registrational studies including the VISTAS Phase 2b clinical trial for adults with primary sclerosing cholangitis, the OHANA Phase 2b clinical trial for pregnant women with intrahepatic cholestasis of pregnancy, and the VANTAGE Phase 2b clinical trial for adults with primary biliary cholangitis.

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Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, meeting the disclosed milestones, continued commercial approvals and success for LIVMARLI, the ongoing and planned clinical trials for Mirum’s product candidates and the regulatory approval path for its product candidates globally. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “will,” “anticipate,” “expect,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Mirum’s business in general, the impact of the COVID-19 pandemic, and the other risks described in Mirum’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Mirum Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations Data
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2022	March 31, 2021

Revenue:
Product sales, net	$10,892	$-
License revenue	2,000	-
Total revenue	12,892	-
Operating expenses:
Cost of sales	$2,424	$-
Research and development	24,088	38,134
Selling, general and administrative	19,116	9,479
Total operating expenses (1)	45,628	47,613
Loss from operations	(32,736)	(47,613)
Other income (expense):
Interest income	69	149
Interest expense	(3,774)	(3,381)
Change in fair value of derivative liability	-	334
Other expense, net	(154)	(16)
Net loss before provision for income taxes	(36,595)	(50,527)
Provision for income taxes	11	5
Net loss	$(36,606)	$(50,532)
Net loss per share, basic and diluted	$(1.17)	$(1.68)

Weighted-average shares of common stock outstanding, basic and diluted
	31,296,223	30,105,017

(1) Amounts include stock-based compensation expense as follows:

Research and development	$2,585	$2,743
Selling, general and administrative	3,976	2,542
Total stock-based compensation	$6,561	$5,285

Mirum Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2022	2021
	(Unaudited)

Cash, cash equivalents, restricted cash equivalents and investments	$239,908	$261,524
Working capital	120,715	123,996
Total assets	278,148	294,651
Accumulated deficit	(293,765)	(257,159)
Total stockholders' equity	108,932	120,212

Contacts

Investor Contacts:
Ian Clements, Ph.D.
ir@mirumpharma.com

Sam Martin
Argot Partners
ir@mirumpharma.com

Media Contact:
Erin Murphy
media@mirumpharma.com